Exhibit 99.1

Millennium Pharmaceuticals, Inc.

Project Alpha Conference Call

July 22, 2005

4:30 p.m. Eastern Time

Conference Call Phone Number: 888-xxx-xxxx
Reservation Number: xxxxxxxxx
Chairperson of Call: Kyle Kuvalanka

4:15 p.m. EDT: Please dial xxx-xxx-xxxx and give the reservation number xxxxxxxx. The operator will make sure all participants can hear clearly and verify the title of the call, Kyle’s name and title. The operator will stay on the line and give a countdown so the participants know how much time is left before the call begins. The operator will stay on for the duration of the call and will continuously monitor sound quality.

4:29 p.m. Operator will ask MILLENNIUM if we are ready to begin the call. If we need a few more minutes, the operator will tell the callers to stand by.

When MILLENNIUM tells the operator to begin the call, the operator will ask for 10 seconds of quiet while he or she connects all callers and starts the tape.

The Operator will begin the call:

Operator:

“Thank you for holding. Welcome to the Millennium Pharmaceuticals conference call. At this time, all participants are in a listen-only mode. There will be a question and answer session to follow. Please be advised that this call is being taped at the Company’s request. At this time, I would like to introduce your host for today’s call, Kyle Kuvalanka, Director, Investor and Corporate Communications at Millennium Pharmaceuticals. Please go ahead.”

KYLE:

Good afternoon everyone and welcome to our conference call to discuss the restructuring of our relationship with Schering-Plough for INTEGRILIN, as announced in our press release this afternoon.

We appreciate that you are tuning in today, particularly on a Friday afternoon in the middle of the summer. We realize this is not the ideal time to have a conference call but we wanted to get the news out as soon as possible after the transaction was completed this afternoon. We are very excited about this new relationship around INTEGRILIN, and we want to provide clarity and make ourselves available to answer any of your questions.

With me today are Mark Levin, our retiring chief executive officer; Marsha Fanucci, our chief financial officer and senior vice president of corporate strategy; Bob Tepper, president of research and development; Anna Protopapas, senior vice president, corporate development; Dr. Deborah Dunsire, the new CEO of Millennium; and Lisa Adler, vice president, global corporate affairs.

Mark and Marsha will take us through our prepared comments today. Mark, Marsha, Bob, Deborah, and Anna will then be happy to answer your questions.

Before we begin, let me remind you that we will be making forward looking statements. When we discuss our growth, science, products and prospects, our point of reference is how we, as a Company, think, expect or believe the future will look based on information as we know it today.  No one can predict the future and there are risks that could cause the Company’s actual results to differ materially from these statements. You can review a list and description of these risks in the reports we file with the Securities and Exchange Commission.

During this call we will be referring to non-GAAP net loss and non-GAAP profitability. These financial measures are not prepared in accordance with generally accepted accounting principles.  A description of the differences between these non-GAAP financial measures and the most directly comparable GAAP measures is available on our website and a discussion of why we believe these measures are useful to investors and of the additional purposes for which management uses these measures is included in the Form 8-K we furnished to the SEC earlier today.  The Form 8-K is available on the Investor section of our website.

I will now turn the call over to Mark.

MARK:

Thanks Kyle.

Good afternoon everyone and thanks for joining us today. In our press release this afternoon, we announced that Millennium and Schering-Plough will restructure their relationship for INTEGRILIN. This transaction represents another important step in the evolution of Millennium as we drive to become a profitable growth company. Financially, the new relationship allows us to continue benefiting from INTEGRILIN’s important contribution to the Company. Taking into account the upfront payment, anticipated royalties, and expenses savings, we expect the new relationship to be at least equivalent to the current 50 / 50 profit share.

Strategically, the relationship provides benefits to Millennium as well.

•	First, we are increasing the level of near-term certainty associated with INTEGRILIN while preserving long-term upside potential;

•	Second, we are eliminating the need to further invest our resources into INTEGRILIN sales and marketing and development activities;

•	Third, we are capturing the opportunity for more efficient management of INTEGRILIN in the U.S. by placing responsibility with one company; and

•	Fourth, we are able to streamline and focus our resources on VELCADE and our pipeline – both of which are critical to the Company’s continued success.

As you might remember, we initiated discussions with Schering-Plough about our distribution relationship at the end of 2004. It was through these discussions, both parties agreed that the product could be optimized under one partner. Because Schering-Plough has a large cardiovascular infrastructure, considerable brand strength and other cardiovascular products, we felt that Schering-Plough was the best company to maximize the growth prospects of the product.

Before I turn the call over to Marsha, I want to congratulate the INTEGRILIN team for its incredible effort in building the U.S. leading GP IIb-IIIa inhibitor and for making a difference in the lives of two and a half million patients. Thank you for being a part of Millennium over the last few years and making a difference in our success – you have a lot to be proud of.

I will now turn over the call to Marsha who will take us through the financial aspects of the transaction.

MARSHA:

Hello everyone. I will begin by reviewing the financial terms of the restructured relationship between Millennium and Schering-Plough for INTEGRILIN. I will then cover the implications on our presentation of financial results and our financial guidance.

Millennium and Schering-Plough will no longer co-promote INTEGRILIN in the United States, and the profit share will convert to a royalty arrangement. Assuming anti-trust clearance, the change in relationship is expected to become effective September first of this year. GlaxoSmithKline will continue to sell and market INTEGRILIN in Europe.

Millennium will continue to be responsible for managing the supply chain at Schering-Plough’s expense. As we’ve discussed with you in the past, our team has been leading the charge in developing an improved manufacturing process and bringing on new manufacturers to reduce cost of sales. We remain committed to making this happen.

In exchange for the transfer of the exclusive right to develop and commercialize INTEGRILIN in the U.S., at closing Millennium will receive $35.5 million in an upfront payment.

Millennium expects to receive significant royalties on product sales over INTEGRILIN’s lifespan. In 2006 and 2007, these royalty payments are guaranteed to be a minimum of $85 million in each year with some extraordinary conditions that could reduce these minimums.

Finally, Schering-Plough will purchase existing inventories, including raw material and finished product, for approximately $45 to $50 million in cash, subject to adjustment at close.

Following the close of this transaction, Millennium estimates that the Company’s combined R&D and SG&A expense will be approximately 15% lower than its current level. This reduction reflects an expected decrease of approximately 200 positions associated with the product, including the INTEGRILIN salesforce, medical science liaisons, and other positions. Also included in the 15% reduction are the costs associated with clinical trials, including the EARLY ACS trial, and advertising and promotion for which Schering-Plough will now assume full responsibility.

Reductions in headcount are never easy for a company – particularly a company like Millennium that values its employees highly and has a strong, employee-oriented culture. With this new relationship, however, decreasing headcount is necessary and unavoidable. We are very pleased that Schering-Plough shares our focus on employees and is inviting the majority of affected staff to apply for positions. Millennium is committed to supporting affected employees, either by helping them transition to new roles at Millennium or Schering-Plough, or by providing appropriate severance and outplacement services.

Upon closing, this transaction has implications on the presentation of financial data for Millennium.

Starting September first and assuming anti-trust clearance, we will no longer be booking co-promotion revenue; consequently, our third quarter 2005 financial results will include only two months of co-promotion revenue – that is for July and August.

Starting in the third quarter of 2005, Millennium’s income statement will include a product royalty line. Included in this line will be any royalties received from:

•	Schering-Plough for product sales of INTEGRILIN in the U.S. and their other territories around the world;

•	GlaxoSmithKline for product sales of INTEGRILIN in Europe; and

•	Ortho-Biotech / J&J for sales of VELCADE outside of the U.S.

For the third quarter of 2005, the royalty line will reflect one month of revenue. As a reminder, any royalties from GSK and Ortho Biotech are currently recorded in the strategic alliance revenue line.

The revenue recognized from the upfront payment will appear in the strategic alliance revenue line, as will reimbursement for cost of sales. We will continue to record manufacturing related costs for INTEGRILIN in the cost of sales line. As a reminder, our strategic alliance revenue line also includes revenue from our other existing collaborations, and our cost of sales line also includes costs associated with VELCADE.

We typically update guidance on our earnings calls which will continue to be our policy going forward. But, we think it’s important to comment today on the expected impact of this transaction on the financial statements for Millennium over the next couple of years.

Overall, the new relationship, including the anticipated revenues and expense savings, is expected to be at least equivalent financially to the current 50 / 50 profit share. As such, the Company is still on track to achieve its non-GAAP net loss guidance of under $100 million in 2005. And, the Company remains committed to its goal of non-GAAP profitability in 2006.

Regarding royalties: we are not providing the royalty rate for this transaction nor are we giving an estimate for INTEGRILIN royalties in 2005 at this time. In both 2006 and 2007, as noted earlier, we are guaranteed royalty minimums of $85 million.

For expenses, beginning the fourth quarter of this year, as a result of this transaction, we expect to reduce the combined R&D and SG&A expense approximately 15% from our current level.

For cost of sales: Upon closing, we will be selling inventory at cost to Schering-Plough, which will be reflected on both our income statement and balance sheet. On the income statement, in the third quarter we will recognize approximately $65 to $70 million in revenue, which will be offset by an equivalent cost of sales expense. On the balance sheet, we will lower inventory by approximately $65 to $70 million, and we will receive approximately $45 to $50 million in cash. We will release approximately $20 to $25 million in deferred revenue associated with pre-paid inventory already shipped to Schering-Plough. Going forward, the company will continue to recognize revenue and cost of sales as inventory is sold to Schering-Plough.

We will be incurring restructuring charges associated with this transaction, and we will update you on these charges during our third quarter earnings call. Consequently, we cannot confirm our 2005 GAAP net loss guidance at this time.

An increase in cash of approximately $80 million to $85 million is expected as a result of the upfront payment and inventory purchase by Schering-Plough.

As for product sales, we will no longer provide financial guidance on INTEGRILIN. Next week on our second quarter earnings call, we will discuss VELCADE guidance, as usual.

I want to emphasize that this transaction provides Millennium with important financial and strategic benefits at this point in the Company’s evolution. The new relationship reflects our ongoing commitment to making the appropriate moves to enable us to achieve our goals of bringing forward breakthrough medicines, increasing shareholder value, and establishing ourselves as a leader in our therapeutic focus areas.

When we talked to you at the start of the year about engaging in new strategic business relationships, a restructured relationship with Schering-Plough was indeed one of the transactions that we thought was possible in the many opportunities that were in front of us. There are still possibilities for us to engage in additional strategic business relationships, and we will continue to carefully consider these options and their value proposition for Millennium and our shareholders.

We will now take your questions.

Operator:“At this time we will take any questions you may have. If you have a question, press the one followed by the three on your touch-tone phone and you will be put into the queue. If you would like to cancel your question press the one followed by the four. Again, if you have a question press one followed by three, to cancel press one followed by four. The first question comes from....

The operator will introduce each question:

Operator: “Mr. Doe, from XYZ securities, please go ahead.”

NOTE: MILLENNIUM needs to keep track of time, and cue the operator that you would like to conclude the call by saying, “We have time for five/two/one more question.”

Please cue the operator when your conversation with each caller has ended so that the operator can connect the next caller to ask a question. (i.e. “Next question...”) Also, if you need to review documents in order to prepare your answer to a question, please let callers know by saying, “One moment please” to avoid silence.

When there are no more questions, the operator will say, “If there are any additional questions, please press the one followed by the three at this time”. After all questions, the operator will say, “Mr. Kuvalanka, there are no further questions at this time. Please continue.”

KYLE:

That concludes our conference call today. I want to remind you that on July 28th, we will be announcing our second quarter 2005 earnings. Thank you all for participating today and your ongoing interest in Millennium.

Operator: “Ladies and Gentlemen, that does conclude our conference for today, thank you for participating.”